UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2004

PremierWest Bancorp
(Exact Name of Registrant as specified in its charter)

Oregon	000-50332	93-1282171

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.
of incorporation)

503 Airport Road, Medford, Oregon 97504
Address of Principal Executive Office

Registrant's telephone number including area code 541-618-6003

(Former name or former address, if changed since last report) Not applicable

Item 2. Acquisition or Disposition of Assets

On January 23, 2004, PremierWest Bancorp, an Oregon corporation (the "Registrant"), completed its merger with Mid Valley Bank, a California chartered commercial bank ("Mid Valley") pursuant to the Agreement of Merger ("Agreement of Merger"), dated as of September 15, 2003, by and among Registrant, its wholly-owned subsidiary, PremierWest Bank, an Oregon stock bank ("Bank"), and Mid Valley. Pursuant to the Agreement of Merger, Mid Valley was merged with and into the Bank.

As a result of the merger, Mid Valley shareholders received approximately $22.40 in cash, shares of the Registrant's common stock or a combination of the two. The Registrant will issue approximately 1,697,677 shares of its common stock out of its authorized but unissued shares and pay $9,811,000 in cash out of the Registrant's working capital. The aggregate purchase price for the transaction was $26,618,000, or approximately two times the book value of Mid Valley as of June 30, 2003.

None of the other parties to the Agreement of Merger is an affiliate of the Registrant, or any of the Registrant's executive officers, directors or principal shareholders. Effective as of the completion of the merger, John B. Dickerson was elected to Registrant's board of directors.

The preceding description is qualified in its entirety by reference to the Agreement of Merger and a press release, both of which are incorporated herein by reference. See Exhibits 2.1 and 99.1.

Item 7. Financial Statements and Exhibits

(a)        Financial Statements of Business Acquired.

The financial statements required by this item were previously filed in the registration statement on Form S-4, as amended (Commission file number 333-110842), first filed by the Registrant on November 28, 2003.

(b)         ProForma Financial Information.

The pro forma financial information required by this item was previously filed in the registration statement on Form S-4, as amended (Commission file number 333-110842), first filed by the Registrant on November 28, 2003.

(c)         Exhibits.

The following documents are filed as exhibits to this report on Form 8-K.

EXHIBIT

2.1      Agreement of Merger, dated as of September 15, 2003 by and among PremierWest Bancorp, an Oregon corporation, PremierWest Bank, an Oregon stock bank, and Mid Valley Bank, a California chartered commercial bank (incorporated herein by reference to Appendix A of the registration statement on Form S-4, as amended (Commission file number 333-110842), first filed by the Registrant on November 28, 2003.

99.1    Press Release dated January 23, 2004 (previously filed).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERWEST BANCORP
(Registrant)

	By:	/s/ Tom Anderson
Date: March 30, 2004		Tom Anderson
Sr. Vice President & Chief Financial Officer